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Exhibit 10.1
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                              CONSULTING AGREEMENT
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         This Consulting Agreement ("Agreement") is made between PATIENT PORTAL
TECHNOLOGIES, INC., a Delaware corporation ("PPTI") and AUSPICIUM, LLC., A New York limited liability company ("Auspicium"), with respect to the following:

                                    RECITALS

         WHEREAS, Auspicium is in the business of providing general business consulting, finance, accounting and capital raising services to privately held and publicly held corporations; and

         WHEREAS, PPTI is a public company and wishes to retain the consulting and capital raising services of Auspicium.

                                    AGREEMENT

         IN CONSIDERATION of the mutual promises made by Auspicium and PPTI, and the terms and conditions hereafter set forth, the assistance that has been provided by Auspicium from the period January 2008 through December 31, 2008, the receipt and adequacy of such consideration being mutually acknowledged, Auspicium and PPTI therefore agree to the following:

1.       TERMS OF THIS CONSULTING AGREEMENT:

         A. TERM: The initial term shall be for two (2) years commencing January 1, 2009. The term may be renewed in accordance with Section 1D.

         B. CONSULTING, ACCOUNTING AND CAPITAL RAISING SERVICES: Auspicium will provide general assistance to PPTI in the areas of healthcare consulting with respect to the promotion of the Corporation's product development, sales, strategy, and marketing activities. Additionally, Auspcium will aid PPTI in the development of its accounting processes, operational systems and SEC coordination as well as assist PPTI with identifying and developing relationships with potential strategic partners and in obtaining additional capital.

         C. CONSIDERATION. For services rendered by Auspicium on behalf of PPTI previous to and pursuant to this Agreement, upon execution of this Agreement, PPTI shall pay all out-of-pocket expenses incurred by Auspicium and approved by PPTI related to his activities included in this agreement. Auspicium or its principal will be additionally compensated for all its services rendered pursuant to Section 1B, through:

         o the issuance to Auspicium, on January 2, 2009 of a grant of two million shares(2,000,000)of restricted common stock pursuant to the Restricted Stock Grant Agreement, dated as of January 2, 2009, between PPTI and Auspicium; and

         o Compensation equal to 3% of "Gross Proceeds Raised" as part of the planned capital transaction between the company and outside investors and / or lenders. Gross Proceeds Raised shall include both cash and any securities, debt, or the cancellation of debt included as part of a capital transaction, payable substantially contemporaneously with the closing of the capital transaction.



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         o    In the event no financing transaction closes by April 30, 2009, the company will owe Auspicium minimum compensation of $250,000. Any portion of the compensation which is unable to be paid will accrue interest at an annual rate of 8%. If the financing closes at a later date, the company will owe Auspicium the difference of the previous compensation earned of $250,000 and the balance of 3% of the proceeds raised; and

         o Effective January 1, 2009 the company will pay Auspicium a monthly retainer of $10,000 for services rendered. Any unpaid retainer will also accrue interest at an annual rate of 8%.

         D. EXTENSIONS AND RENEWALS: This Agreement may be extended ("Extension Period") on an annual basis by mutual agreement of the parties, following a mutual1y negotiated, written amendment to this Agreement specifying the new time period, the terms of the Amendment and Lorenz's compensation for the Extension Period. Notice of mutually agreed extension amendment must comply with Section 1-E.

         E. OFFICIAL NOTICE. All official communications or legal notices shall be given in writing by registered or certified mail, addressed to the respective party at the postal address or other address(es) as each party may hereafter designate in writing, or when sent by facsimile transmission, charges prepaid. The present addresses of the parties are as follows:

Patient Portal Technologies, Inc.                    Auspicium, LLC.
8276 Willett Parkway                                 Attn: Michael Lorenz
Baldwinsville, NY 13027                              5109 Waterford Wood Way
                                                     Fayetteville, NY 13066

2.       CONFIDENTIALITY OF PROPRIETARY INFORMATION:

         A. CONFIDENTIAL INFORMATION

         1. "Confidential Information" means any proprietary information, technical data or know-how disclosed to Auspicium or its principal, either directly or indirectly in writing, orally, by drawing, or by inspection or other tangible items. Confidential Information shall include, without limitation, all business, product, research and financial plans of PPTI disclosed to or discussed with Auspicium.

         2. PPTI agrees not to use any of Auspicium's confidential information for its own uses or for any purpose except to carry out discussions or a business understanding between Auspicium and PPTI.


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         3.   Auspicium agrees not to disclose any of PPTI's Confidential
              Information to any third party except, pursuant to confidentiality agreements acceptable to PPTI, as required in the capital raising process or as otherwise agreed to in writing by PPTI; and Auspicium will take all reasonable measures to protect the secrecy of and avoid disclosure or use of PPTI's Confidential Information.

         4. Auspicium and PPTI acknowledge that nothing in this Agreement will be construed as granting any rights, by license or otherwise, to either party's or any of its parent or sibling companies' confidential information, except as specified in this Agreement.

         5. Auspicium and PPTI agree to be bound by the above terms contained in this Section concerning both parties' confidential and proprietary information that may be obtained in the course of this Agreement.

         B. USE: Both parties agree that any unauthorized use of any proprietary information whether accidental or otherwise shall be construed as intentional and shall be considered a breach of this Agreement.

3.       ARBITRATION:

         A. ARBITRATION BY AAA. All disputes that cannot be settled between the parties together under this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then controlling. Such arbitration shall be held in Onondaga County, New York.

         B. DISPUTES SHALL NOT AFFECT AGREEMENT. Disputes, differences or controversies between the parties during the term of this Agreement shall not interrupt performance of this Agreement.

4.       TERMINATION OF AGREEMENT:

         A. BREACH: Unilateral termination of this Agreement prior to conclusion of the two (2) year term shall be considered breach of this Agreement.

         B. COSTS DUE UPON BREACH: Notwithstanding any breach of this Agreement by PPTI, Auspicium shall be entitled to keep any shares of common stock, receipt of fees, hard costs, compensation and expenses incurred for actual work performed.

5.       MISCELLANEOUS:

         A. BEST EFFORTS BASIS: Auspicium agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be required of and from it pursuant to the terms of this Agreement. There is no guarantee that its efforts will have any impact on PPTI's business or that any subsequent financial improvement will result from its efforts.


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         B. BINDING LAW: This Agreement shall be subject to, governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to conflicts of law rules that would require the application of the law of another jurisdiction. In the event that this Agreement, any of its provisions or its outlined operations are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall control

         C. ENTIRE AGREEMENT: This Agreement shall constitute the entire Agreement between the parties unless modified by a written amendment signed by all of the parties or their successors in interest. There are no other agreements, undertakings, restrictions, representations or warranties among the parties other than those described and provided for in this Agreement and expressly signed by the parties therein.

         D. WAIVER: PPTI agrees that Auspicium's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of that provision or provisions, nor shall such failure prevent it from thereafter enforcing each and every provision of this Agreement.

         E. AUSPICIUM IS NOT AN AGENT OR EMPLOYEE OF PPTI: Auspicium's obligations under this Agreement consist solely of the services previously described. In no event shall Auspicium be considered to act as an employee, affiliate or agent of PPTI or, except as such authority is otherwise expressly delegated to Auspicium by the Board of Directors of PPTI, otherwise represent or bind PPTI. For the purposes of this Agreement, Auspicium is an independent contractor. All final decisions with respect to acts of PPTI, whether or not made pursuant to or in reliance on information or advice furnished by Auspicium in this Agreement, shall be those of PPTI. Auspicium's employees or agents shall under no circumstances be liable for any expense incurred or loss suffered by PPTI as a consequence of such action or decisions and the company will indemnify Auspicium, against any claims or actions taken against it as a result of performing its consulting services.


AGREED TO as of February 6, 2009

PATIENT PORTAL TECHNOLOGIES, INC.


By:  /s/ Kevin J. Kelly
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     Kevin J. Kelly, Chief Executive Officer

AUSPICIUM, LLC

By:  /s/ Michael J. Lorenz
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     Michael J. Lorenz, Chief Executive Officer







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